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                                   EXHIBIT 3.4

                         CERTIFICATE OF AMENDMENT TO THE

                          ARTICLES OF INCORPORATION OF

                SILVERCREST INTERNATIONAL, INC. CHANGING NAME TO

                   I/OMAGIC CORPORATION, DATED MARCH 19, 1996



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                         CERTIFICATE OF AMENDMENT TO THE

                          ARTICLES OF INCORPORATION OF

                         SILVERCREST INTERNATIONAL, INC.

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         Pursuant to the applicable provisions of Chapter 78 of the Nevada
General Corporation Law, the undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation by stating the following:

         FIRST   The present name of the Corporation is Silvercrest
International,Inc.

         SECOND The following amendment to its Articles of Incorporation was adopted by the shareholders of the corporation on March 11, 1996, in the manner prescribed by Nevada law. Article I is amended as follows:

                                ARTICLE I - NAME
                                ----------------

               The name of the corporation is I/OMagic Corporation

         THIRD   The number of shares of the Corporation outstanding and
entitled to vote at the time of the adoption of said Amendment was 2,000,000.

         FOURTH The number of shares voted for such amendment was 1,750,000 (87.5%) and the number voted against such amendment was 0 (0%).

         Dated this 13 day of March, 1996.


                                                SILVERCREST INTERNATIONAL, INC.

                                                By:     /s/ ANDREW W. BERNEY
                                                        --------------------
                                                        Andrew W. Berney
                                                        Chairman/President


ATTEST:

/s/ BOBBY COMBS
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Bobby Combs, Secretary